Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Plug Power Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-235328 and 333-189056) on Form S-3 and (Nos. 333-234784, 333-222260, 333-200912, 333-175907, 333-90277, 333-90275, and 333-72734) on Form S-8 of Plug Power Inc. (the “Company”), of our reports dated May 13, 2021 with respect to the consolidated financial statements of the Company, which comprise the consolidated balance sheets as of December 31, 2020 and December 31, 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting included herein.

Our report dated May 13, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2020 because of the effect of the material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weakness has been identified and included in management’s assessment:

The Company did not maintain a sufficient complement of trained, knowledgeable resources to execute their responsibilities with respect to internal control over financial reporting for certain financial statement accounts and disclosures. As a consequence, the Company did not conduct an effective risk assessment process that was responsive to changes in the Company's operating environment and did not design and implement effective process-level controls activities in the following areas:

●	presentation of operating expenses
●	accounting for lease-related transactions
●	identification and evaluation of impairment, loss-contract reserve, certain expense accruals, and deemed dividends; and
●	timely identification of adjustments to physical inventory in interim periods.

The material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2020 consolidated financial statements, and this report does not affect our report on those consolidated financial statements.

Our report dated May 13 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states that the Company acquired Giner ELX, Inc. and United Hydrogen Group Inc. (the Acquired Companies) during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, the Acquired Companies’ internal control over financial reporting associated with total assets of $58.0 million, excluding goodwill and intangible assets of $94.9 million, and total revenues of $7.8 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.

/s/ KPMG LLP

Albany, New York
May 13, 2021